Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-91578 of Peoples Community Bancorp, Inc. on Form S-8 of our report dated October 28, 2005 (except for Note P as to which the date is November 4, 2005) incorporated by reference in this Annual Report on Form 10-K of Peoples Community Bancorp, Inc., for the year ended September 30, 2005.

/s/ BKD, LLP

Cincinnati, Ohio
December 28, 2005